FORM N-8A

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940


The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section
8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:                                               MAXFUND TRUST

Address of Principal Business Office (Number and Street, City, State, ZIP Code):

                       28601 Chagrin Boulevard, Suite 500
                              Cleveland, Ohio 44122

Telephone Number (including area code):     (216) 292-3434

Name and address of agent for service of process:

                                ACFB Incorporated
                            2300 BP America Building
                                200 Public Square
                              Cleveland, Ohio 44114

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
          X Yes   _____ No
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                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Cleveland and State of Ohio on the 7th day of November, 1997.

                                                      MAXFUND TRUST

                                                      By: Richard A. Barone
                                                      --------------------------
                                                      Richard A. Barone, Trustee
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